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Exhibit 11.       STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                         Defiance, Inc. and Subsidiaries
           (All dollar amounts in thousands, except per share amounts)

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                                                                        Year Ended June 30,
                                                              1996           1995          1994
                                                            ---------------------------------------

Common shares:
  Shares outstanding - beginning of period                  6,543,950      6,516,038     6,422,270
  Shares issued during period                                  29,500         27,912        93,768
  Shares purchased for treasury                              (157,700)
                                                            ---------------------------------------
   Shares outstanding - end of period                       6,415,750      6,543,950     6,516,038
                                                            =======================================

Average shares outstanding per above                        6,544,662      6,533,156     6,482,213
Average common share equivalents:
 Outstanding options and warrants                             162,416        175,465       173,787
                                                            ---------------------------------------
         Weighted average common shares outstanding         6,707,078      6,708,621     6,656,000
                                                            =======================================


Net earnings                                                   $1,598         $6,594        $6,001
                                                            =======================================


Primary and fully diluted net earnings per common share         $0.24          $0.98         $0.90
                                                            =======================================
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